                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------

     WHEREAS, on or about October 27, 1998, Allmerica Financial Corporation ("Allmerica") proposed to acquire the outstanding shares of Citizens Corporation ("Citizens") through an all-cash tender offer of $29.00 per share of Citizens common stock not already (i) owned of record by Allmerica or any subsidiary of Allmerica, or (ii) held in the treasury of the Company or held by any wholly-owned subsidiary of the Company (the "Initial Proposal"); and

     WHEREAS, six putative class action lawsuits challenging the Initial Proposal styled as Hunter v. John F. O'Brien et al., C.A. No. 16772; McKinnie v.
                   --------------------------------                  -----------
O'Brien, et al., C.A. No. 16749; Susser v. O'Brien et al., C.A. No. 16745;
---------------                  ------------------------
Specht v. O'Brien et al., C.A. No. 16746; Steiner v. O'Brien et al., C.A. No.
------------------------                  -------------------------
16747; Finkelstein v. O'Brien et al., C.A. No. 16748; and Hunter v. O'Brien,
       -----------------------------                      -----------------
C.A. No. 16777 (the "Delaware Actions") were filed by Citizens stockholders in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Court" and the "Delaware Actions"); and

     WHEREAS, as a result of the pendency and prosecution of the Delaware Actions, counsel for plaintiffs in the Delaware Actions and counsel for Allmerica conducted negotiations in an effort to reach a settlement of the Delaware Actions in conjunction with the consideration of the final acquisition proposal by Allmerica; and

     WHEREAS, Allmerica considered the existence of the Delaware Actions and the settlement negotiations with plaintiffs' counsel in the Delaware Actions in agreeing to the terms of the proposal discussed below;

     NOW, THEREFORE, as a result of the foregoing, the parties to the Delaware Actions, by their respective attorneys, have reached an agreement-in-principle providing for the settlement of the Delaware Actions (the "Settlement") on the terms and subject to the conditions set forth below in this memorandum of understanding (the "Memorandum"):

1. The purpose of this Memorandum is to set forth the agreement-in-principle of the parties to the Delaware Actions with respect to the matters addressed below. However, the obligations of the parties pursuant to this Memorandum are subject to modifications, if necessary, to ensure that the terms thereof will not generate any adverse tax, accounting or other consequences to the parties (including to enable Citizens and Allmerica to obtain any necessary third party consents). Any necessary adjustments will be made on a mutually agreeable basis so as to preserve the economic, operational and other objectives of the parties in reaching this agreement-in-principle.

2. In full settlement of any and all claims whatsoever which have been or could have been made in the Delaware Actions, all of which shall be released and discharged:

     a. Allmerica will proceed with a first-step tender offer (the "Tender Offer") and, subject to the completion of the Tender Offer, a second-step merger (the "Merger") in which the holders of Citizens Common Stock, other than as described above, will receive $33.25 cash per share of Citizens' Common Stock (the "Exchange Price").

     b. The parties to the Delaware Actions agree that the value of the consideration provided by the Exchange Price described above constitutes fair, adequate and reasonable consideration for the settlement of all claims which were raised or could have been raised by plaintiffs or any members of the Class (as defined below) in the Delaware Actions. Allmerica further agrees that it took into account the desirability of

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

          satisfactorily addressing the claims asserted in the Delaware Actions in agreeing to the above-described Exchange Price.

     c. Counsel for plaintiffs shall review shareholder disclosure materials relating to the Tender Offer and the Merger. The parties will negotiate and seek to resolve any issues raised by plaintiffs' counsel concerning the adequacy of said disclosure materials.

3. The parties to the Delaware Actions will use their best efforts to complete the discovery contemplated by this Memorandum and to agree upon, execute and present to the Court, as soon as practicable, a formal Stipulation of Settlement and such other documents as may be necessary and appropriate in order to obtain the prompt approval by the Court of the Settlement and the dismissal with prejudice of the Delaware Actions in the manner contemplated herein and by the Stipulation of Settlement. Pending the negotiation and execution of the Stipulation of Settlement, all proceedings in the Delaware Actions, except for Settlement-related proceedings pursuant to this Memorandum of Understanding, shall be suspended.

4.   The Stipulation of Settlement expressly will provide as follows:

     a. for the conditional certification of the Delaware Actions, for settlement purposes only, as a class action pursuant to Chancery Court Rules 23(b)(1) and (b)(2) on behalf of a class consisting of all record and beneficial owners of Citizens stock during the period beginning on and including the close of business on October 26, 1998 through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives,

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

          trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them, and excluding Citizens and Allmerica (the "Class");

     b. for the complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Delaware Actions or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against defendants in the Delaware Actions or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the complaints filed at any time in the Delaware Actions, the Initial Proposal, the Tender Offer, the Merger, and any offering or proxy material, public filings or statements (including, but not limited to, public statements) by any of the defendants in the Delaware Actions or any other Released Persons in connection with the Initial Proposal, the Tender Offer, or the Merger (collectively, the "Settled Claims");

     c. that defendants in the Delaware Actions have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the plaintiff, the Class or anyone;

     d. that defendants in the Delaware Actions are entering into the Stipulation of Settlement solely because the proposed Settlement would eliminate the uncertainty, distraction, burden and expense of further litigation;

     e. subject to the Order of the Court, pending final determination of whether the Settlement provided for in the Stipulation of Settlement should be approved, that plaintiffs and all members of the Class, or any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any defendant in the Delaware Actions which have been or could have been asserted, or which arise out of or relate in any way to any of the transactions or events described in any complaint or amended complaint in the Delaware Actions.

5. The plaintiffs and their financial advisor in the Delaware Actions will cooperate with Citizens and Allmerica in all reasonable respects (subject to applicable legal restrictions) in connection with the Tender Offer, the Merger and the other understandings set forth herein. The parties to the Delaware Actions, through their counsel, (i) agree to use their best efforts to pursue the Settlement of the Delaware Actions in as expeditious and comprehensive a manner as possible and acknowledge that time is of the essence; and (ii) agree to cooperate with Citizens and Allmerica in preparing any and all necessary papers to define, pursue and effectuate the Settlement of the Delaware Actions.

6. Pending negotiation, execution and Court approval of the Settlement, the plaintiffs in the Delaware Actions agree to stay any discovery and to stay any and all other proceedings other than those incident to the Settlement itself. The parties also agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation against any of the parties to this Memorandum which challenges the Settlement, the Initial Proposal or the Merger or otherwise involves a Settled Claim.

7. The Settlement contemplated by this Memorandum of Understanding will not be binding upon any party until, and is otherwise subject to:

     a. the completion by plaintiffs in the Delaware Actions of such documentary discovery and/or oral depositions or interviews as reasonably are requested by them and agreed to by the respective party from whom discovery is requested (the scope of such discovery having been discussed by counsel prior to the execution of this Memorandum of Understanding);

     b. a formal Stipulation of Settlement (and such other documentation as may be required to obtain final approval by the Court of the Settlement) has been executed by counsel for the parties to the Delaware Actions, which Stipulation of Settlement shall include a provision permitting defendants to terminate the Settlement if, prior to the Effective Date of the Settlement (as defined below), any action is pending in any state or federal court which raises any Settled Claims against any of the Released Persons;

     c.   the completion of the Tender Offer and the consummation of the Merger;

     d. final approval by the Delaware Court of the Settlement (and the exhaustion of possible appeals, if any) and the dismissal of the Delaware Actions by the Delaware Court with prejudice and without awarding costs to any party (except as provided herein) have been obtained, and entry by the Delaware Court of a final order and judgment containing such release language as is negotiated by the parties and contained in the Stipulation of Settlement; and

     e. the determination by defendants in the Delaware Actions that the dismissal of the Delaware Actions in accordance with the Stipulation of Settlement will result in the release with prejudice of the Settled Claims.

8. This Memorandum of Understanding shall be null and void and of no force and effect should any of the conditions set forth herein not be met or should plaintiffs' counsel in the Delaware Actions determine in good faith that, based upon the discovery contemplated by this Memorandum, the proposed Settlement is not fair, reasonable and adequate; in such event, this Memorandum of Understanding shall not be deemed to prejudice in any way the positions of the parties with respect to the Delaware Actions nor to entitle any party to the recovery of costs and expenses incurred to implement this Memorandum of Understanding (except as provided in paragraph 11 hereof for the costs of notice of the Settlement).

9. Subject to the terms and conditions of this Memorandum and the terms and conditions of the Stipulation of Settlement contemplated hereby, Citizens shall pay, on behalf of and for the benefit of the Citizens director defendants in the Delaware Actions, such fees and expenses as may be awarded to plaintiffs' counsel by the Delaware Court, which shall be payable in accordance with the terms of the Stipulation. Except as provided herein, the Released Persons shall bear no other expenses, costs, damages or fees alleged or incurred by the named plaintiff, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.

10. The Effective Date of the Settlement shall be the date on which the order of the Delaware Court approving the Settlement becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise.

11. Citizens shall be responsible for providing notice of the Settlement to the members of the Class. Citizens shall pay, on behalf of and for the benefit of the Citizens director defendants in the Delaware Actions, all reasonable costs and expenses incurred in providing notice of the Settlement to the members of the Class and shall cooperate with plaintiffs' counsel in providing such information as is reasonably available to it and reasonably identifies potential Class members.

12. Except as provided herein, the defendants in the Delaware Actions shall bear no other expenses, costs, damages or fees alleged or incurred by any named plaintiffs in the Delaware Actions, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.

13. The provisions contained in this Memorandum of Understanding shall not be deemed a presumption, concession or an admission by any defendant in the Delaware Actions of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Delaware Actions or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Delaware Actions or in any other action or proceeding, whether civil, criminal or administrative.

14. This Memorandum of Understanding constitutes the entire agreement among the parties with respect to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing signed by all of the signatories hereto.

15. This Memorandum of Understanding and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

16. This Memorandum will be executed by counsel for the parties to the Delaware Actions. This Memorandum may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. By signing this Memorandum, counsel for plaintiffs in the Delaware Actions represent that they have authority to act on behalf of plaintiffs and their counsel in all of the actions constituting the Delaware Actions.

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

17. The plaintiffs and plaintiffs' counsel in the Delaware Actions represent and warrant that none of plaintiffs' claims or causes of action referred to in any complaint in the Delaware Actions or this Memorandum of Understanding have been assigned, encumbered or in any manner transferred in whole or in part.

18. This Memorandum of Understanding shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

19. The parties to this Memorandum of Understanding agree to use their best efforts (a) to achieve the expedited dismissal of the Delaware Actions in accordance with the terms of this Memorandum of Understanding, and (b) to cause the timely occurrence of all events, transactions, or other circumstances described herein.


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

     IN WITNESS WHEREOF, the parties have executed this Memorandum effective as of the date set forth below.


Of Counsel:                         Attorneys for Defendants John F. O'Brien,
                                    Eric A. Simonsen, James R. McAuliffe,
John D. Donovan, Jr.                J. Barry May and Allmerica Financial
Ropes & Gray                        Corporation
One International Place
Boston, MA 02110
(617) 951-7000

                                    ------------------------------
                                    Michael D. Goldman
-----------------------------       Setphen C. Norman
Kevin G. Abrams                     Potter, Anderson & Corroon
Dominick T. Gattuso                 Hercules Building
Richards, Layton & Finger           1313 North Market Street
One Rodney Square                   Wilmington, DE  19801
Wilmington, Delaware 19899           Attorney for Defendants Neal J. Curtin,
(302) 651-7000                       James A. Cotter, Jr. and Dona Scott
                                     Laskey and Citizens Corporation Of Counsel:

Daniel F. Sternberg                 ------------------------------
Cleary, Gottlieb, Steen & Hamilton  Joseph A. Rosenthal
One Liberty Plaza                   Rosenthal, Monhait, Gross & Goddess
New York, N.Y. 10006                Mellon Bank Center - Suite 1401
(212) 225-2000                      Wilmington, DE  19899
                                    (302) 656-4433
                                    Delaware Liaison Counsel for Plaintiffs
Of Counsel:

Arthur N. Abbey
Abbey, Gardy & Squitieri, LLP
212 E. 39th Street
New York, NY  10016
(212) 889-3700

Lawrence A. Sucharow
Goodkind, Labaton, Rudoff &
  Sucharow LLP
100 Park Avenue
New York, NY  10017-5563
(212) 907-0700

Joseph H. Weiss
Weiss & Yourman
551 Fifth Avenue
New York, NY  10176
(212) 594-5300
DATED:  November 16, 1998

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